SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the "Agreement") is made and entered into by and between SunOpta Inc., a Canadian corporation and all of its subsidiaries (the "Company"), and Joe Riz, an individual (the "Executive"), as of the dates set forth below.

RECITALS

WHEREAS, Executive has held the position of Executive Vice President with the Company as per the terms of an employment letter dated November 26, 2006 and has been a member of the Company's Senior Management Committee since January 2, 2007;

WHEREAS, Executive desires to resign his current position with the Company effective as of May 30, 2008 (the "Resignation Date") and terminate his employment with the Company as of December 31, 2008 (the "Termination Date") and the Company desires to accept the Executive's resignation as of the Resignation Date and accept the Termination Date of December 31, 2008.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, Executive and the Company, intending to be legally bound, hereby agree as follows:

1. Resignation and Termination. Effective on the Resignation Date, the Executive shall resign all of his current employment positions with the Company and terminate his employment on the Termination Date. The parties agree that termination of employment is by mutual consent. Each of the parties agrees to cooperate up to the Termination Date and to take such reasonable efforts to help make for a smooth transition from the Executive to the new COO of SunOpta Inc.

2. Consideration. In light of the provisions in this Agreement, the Executive and the Company agree on the following consideration:

   a. *Salary*. The Company shall pay the Executive a salary equal to $350,000.00 per annum, or $14,583.33 per semi-monthly pay period through December 31, 2008. The Company shall continue to make the standard and legally required withholdings. The Executive's salary shall be paid on regularly scheduled paydays of the Company. All other compensation and benefits that the Executive is currently receiving, including auto allowance, auto insurance, reasonable auto expenses, and reasonable business related expenses shall remain in full force until the Termination Date, excluding those listed below. This compensation is inclusive of all vacation pay and no further vacation pay or entitlement will be owing to the Executive.

   b. *Bonus*. For Fiscal 2008 the Executive will receive a bonus for the period, in the normal course, based on annual results and payable at the applicable rate as per the SunOpta Corporate Bonus Plan and at the same time as other Corporate Executives receive the 2008 bonus payment, usually paid in the first 90 days

following the year end. The Executive will not be eligible for any bonus in 2009 or any subsequent years.

c. *Common Shares.* Any award of common shares will cease at the Resignation Date and no further awards will be issued.

d. *Stock Options.* All vested stock options held by the Executive must be exercised no later than 30 days past the Termination Date.

e. *Insurance Benefits.* The Company shall continue to pay the premiums for medical and other insurance benefits, excluding short and long term disability insurance, currently in place for the Executive, through December 31, 2009 or the date the Executive begins alternate employment providing such benefits, whichever occurs first.

f. *Advisory Services.* Between the Resignation Date and the Termination Date, the Executive agrees to provide the Company with certain advisory services as mutually agreed upon by the Company's CEO and the Executive, on an as needed basis.

3. Nondisparagement. The Company, its officers, directors and affiliates and the Executive hereby agree that from the Resignation Date and at all times thereafter, they will not take any steps that will or may be construed to shed a negative light on any other party hereto nor will they communicate (either orally or in writing) any opinions, facts, statements or information to any person, firm, corporation, business or entity that is in any way negative (regardless of whether a party believes it to be true or untrue) about any other party as it relates to the Executive's employment with the Company. Neither party shall make any public announcement relating to the transactions contemplated by this Agreement without the prior written consent of the other party which consent shall not be unreasonably withheld.

4. General Release.

a. Release by the Executive. In exchange for the consideration provided to the Executive as set forth above, the Executive hereby waives and releases the Company, its subsidiaries and related entities and their past and present officers, directors, agents, employees, stockholders, insurers, attorneys and successors, from any claim for further consideration arising prior to the date the Executive executes this Agreement, including, without limitation, all claims relating in any way to any aspect of his employment, compensation, or the cessation of his employment with the Company, including, but not limited to, all terms of employment referenced in the November 26, 2006 employment letter, the Ontario Employment Standards Act, the Ontario Human Rights Code, as amended; any other federal, provincial or local law, regulation or ordinance or public policy, contract, tort or property law theory.

5. Employer Property. Executive hereby represents and warrants that on or before the Resignation Date, he will return to the Employer all Employer property and documents in

his possession including, but not limited to, Employer files, notes, records, computer recorded information and keys.

6. Confidential Information. Executive shall hold all Confidential Information relating to the Company in strict confidence and shall not use, disclose or otherwise communicate the Confidential Information to anyone other than the Company without the prior written consent of the Company. "Confidential Information" includes, without limitation, financial information, trade secrets, business plans, business methods or practices, market studies, customer lists, referral lists and other proprietary business information of the Company. "Confidential Information" shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by the Company to third parties without restrictions on such third parties. Executive shall return all Confidential Information to the Company upon the Resignation Date.

7. Miscellaneous Provisions.

   a. Notices. Any notice given hereunder to the Company or to Employee shall be deemed sufficiently given if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by overnight delivery service, by facsimile or by Email as follows:

   If to the Company:

   SunOpta Inc.
   2838 Bovaird Drive
   Brampton, Ontario L0P 1K0 Canada
   Attention: Vice President and General Counsel
   Facsimile number: (905) 455-1990

   If to Employee: To the most recent address of Employee maintained in the records of the Company.

   b. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the Province of Ontario.

   c. Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by either party without the prior written consent of the other party.

   d. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or scope of any provision covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the maximum duration or extent that may validly and enforceably be covered under applicable law.

e. Further Assurances. Each party agrees to execute such other and further instruments and documents as may be necessary or proper in order to complete the transactions contemplated by this Agreement.

f. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

g. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

h. Interpretation. This Agreement shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by the Company or Employee of any improper, wrongful, or unlawful actions, or any other wrongdoing against the other, and each party specifically disclaims any liability to or wrongful acts against the other.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth below.

SUNOPTA INC., a Canadian corporation, and all of its subsidiaries

Date: 26/5/8

By: ______________________
Steve Bromley, President & CEO

Date: 26/5/08

____
Joe Riz, Executive Vice President